Exhibit 99.1

iPass Announces 1-for-10 Reverse Stock Split

REDWOOD SHORES, Calif., August 21, 2018 (GLOBE NEWSWIRE) -- iPass Inc. (NASDAQ:IPAS), a leading provider of global mobile connectivity, today announced that its Board of Directors has approved a 1-for-10 reverse stock split of its issued and outstanding shares of common stock as the next ongoing step in remediating the delisting notice it received on September 15, 2017 from Nasdaq.

The 1-for-10 reverse stock split will be effective upon the filing and effectiveness of a Certificate of Amendment to the Company’s Restated Certification of Incorporation after the market closes on August 22, 2018. iPass’ common stock will begin trading on a split adjusted basis when the market opens on August 23, 2018. The reverse split will also reduce the authorized number of shares of the Company’s common stock in the same ratio of 1-for-10.

At iPass’ 2018 Annual Meeting of Stockholders held on June 13, 2018, stockholders granted authority to the iPass Board of Directors, at its discretion, to determine whether to effectuate a reverse stock split at a ratio of between 1-for-5 to 1-for-10.

iPass’ shares of common stock will continue to trade on the Nasdaq Capital Market under the symbol IPAS. The new CUSIP number, post reverse split, is 46261V306.

Upon the effectiveness of the reverse stock split, every 10 shares of iPass’ issued and outstanding common stock will automatically be converted into one share of common stock. No fractional shares will be issued if, as a result of the reverse stock split, a stockholder would otherwise become entitled to a fractional share. Instead, each stockholder will be entitled to receive a cash payment equal to the fair value of the fractional share to which such holder would otherwise be entitled. The fair value will be based upon the closing price of the Company’s common stock on the Nasdaq Capital Market on August 23, 2018. Computershare Trust Company N.A., iPass’ transfer agent, will act as the exchange agent for the reverse stock split.

About iPass Inc.
iPass (NASDAQ: IPAS) is a leading provider of global mobile connectivity, offering simple, secure, always-on Wi-Fi access on any mobile device. Built on a software-as-a-service (SaaS) platform, the iPass cloud-based service keeps its customers connected by providing unlimited Wi-Fi connectivity on unlimited devices. iPass is the world’s largest Wi-Fi network, with more than 64 million hotspots globally, at airports, hotels, train stations, convention centers, outdoor venues, inflight, and more. Using patented technology, the iPass SmartConnectTM platform takes the guesswork out of Wi-Fi, automatically connecting customers to the best hotspot for their needs. Customers simply download the iPass app to experience unlimited, everywhere, and invisible Wi-Fi.

iPass® is a registered trademark of iPass Inc. Wi-Fi® is a registered trademark of the Wi-Fi Alliance. All other trademarks are owned by their respective owners.
IR Contact: Please call us at 650-232-4205 or email us at investorrelations@ipass.com.